INFORMATION SERVICES AGREEMENT

         This Information Services Agreement ("Agreement") is entered into as of May 14, 1999 (the "Effective Date"), by and between Inktomi Corporation, a Delaware corporation with its principal place of business at 1900 South Norfolk Street, Suite 310, San Mateo, California, 94403 ("Inktomi") and powerize.com, Inc., having its principal place of business at 901 Elkridge Landing Road, Suite 350, Linthicum, Maryland 21090 ("Powerize").

                                    RECITALS

         A. Inktomi provides services utilizing certain technology for searching and indexing the Internet (the "Inktomi Search Engine," as more fully defined below).

         B. Powerize provides its customers the ability to search for and access business information compiled by Powerize.

         C. Powerize wishes Inktomi to provide search engine services using the Inktomi Search Engine to provide its customers more efficient access to certain of the Powerize Databases (more fully defined below) in accordance with the terms and conditions of this Agreement.

         D. Inktomi wishes to provide its customers access to the Powerize's Databases and to further distribute such data to Inktomi's customers in accordance with the terms and conditions of this Agreement.

                                    AGREEMENT

         In consideration of the foregoing and the mutual promises contained herein the parties agree as follows:

         1. Definitions. For purposes of this Agreement, the following terms will have the indicated meanings:

                  1.1. "Database" means Inktomi's full text index database of Web pages accessible by end users of the Site at any given time. The Database is a database maintained as part of the Premium Content Search Services described on Exhibit A.

                  1.2. "Documents" mean collectively Web pages and records exported from a relational database.

                  1.3. "Inktomi Data Protocol" means the written specification on how an Interface communicates and interacts with the Inktomi Search Engine.

                  1.4. "Inktomi Search Engine" means Inktomi's current Search Engine as of the Effective Date as the same may be (i) updated as provided on Exhibit A and (ii) otherwise updated, upgraded, modified, changed, or enhanced by Inktomi from time to time at its sole discretion. The Inktomi Search Engine does not and will not include features, options and modules developed and customized specifically for third parties and provided to such third parties on an exclusive basis, or features, options, modules and future products which Inktomi licenses or provides separately.


CONFIDENTIAL TREATMENT REQUESTED
Brackets have been used to identify information which has been omitted from this exhibit pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

                  1.5. "Inktomi Technology" means the Inktomi Search Engine, the Inktomi Data Protocol, the Interface Construction Tools and all other computer software, technology and/or documentation which is supplied by Inktomi for use in or in connection with delivery of the Services, including without limitation all source code and object code therefor and all algorithms, ideas and Intellectual Property Rights therein.

                  1.6. "Intellectual Property Rights" means any and all rights existing from time to time under patent law, copyright law, semiconductor chip protection law, moral rights law, trade secret law, trademark law, unfair competition law, publicity rights law, privacy rights law, and any and all other proprietary rights, and any and all applications, renewals, extensions and restorations thereof, now or hereafter in force and effect worldwide.

                  1.7. "Interface" means the editorial and graphical content and design of the Web pages served to end users of the Site, including without limitation the Search Pages, Results Pages, instruction pages, frequently asked questions pages and any Site end user terms and guidelines.

                  1.8. "Interface Construction Tools" means all software tools, if any, in object code form, provided by Inktomi to assist Powerize to build the Interface to the Inktomi Search Engine, including without limitation Inktomi's application server currently known as Forge.

                  1.9. "Powerize Databases" means those content databases provided by Powerize to Inktomi from time to time as part of the Premium Content Search Services described on Exhibit A.

                  1.10. "Premium Content URL List" means a list of Web sites specified from time to time by Powerize that will be crawled and indexed as part of the Premium Content Search Services described on Exhibit A.

                  1.11. "Results Pages" means all Web pages displaying search results presented to end-users directly as a result of accessing the query mechanisms of the Inktomi Search Engine or indirectly through a cache controlled or influenced by Powerize.

                  1.12. A "Results Set" means a set of results consisting of between zero and one hundred records presented (either directly from the Inktomi Search Engine or indirectly through a cache controlled or influenced by Powerize) in response to a search query.

                  1.13. "Search Engine" means computer software which crawls the Internet, downloads and analyzes text and other data, sorts and organizes the data, creates an index of accessible data, and, after receiving a particular search request (in the form of a word query), locates material accessible in the database, and presents the results of the search.

                  1.14. "Search Pages" means all Web pages which enable end users of the Site to initiate and send search queries to the Inktomi Search Engine.

                  1.15. "Services" means the Internet search engine services to be provided by Inktomi for Powerize under this Agreement, as more fully described on Exhibit A.

                  1.16. "Site" means a single Web site established and maintained by Powerize through which end-users may access the Inktomi Search Engine and run searches against the Database.

                  1.17. "Term" shall have the meaning indicated in Section 10.

CONFIDENTIAL TREATMENT REQUESTED
Brackets have been used to identify information which has been omitted from this exhibit pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

                  1.18. "Web" means the so-called World Wide Web, containing, inter alia, pages written in hypertext markup language (HTML) and/or any similar successor technology.

                  1.19. "Web page" means a document on the Internet which may be viewed in its entirety without leaving the applicable distinct URL address.

                 1.20. "Web site" means a collection of inter-related Web pages.

         2.       Provision of Services; Site Implementation.
                  -------------------------------------------

                  2.1. Services and Site Implementation. Subject to the terms and conditions of this Agreement, Inktomi shall provide the Services to Powerize for use in the Site, such services to be provided substantially in accordance with the functionality specifications, performance criteria and limitations specified on Exhibit A. Inktomi, at its own expense, shall provide all data transmission capacity (bandwidth), disk storage, server capacity and other hardware and software required to run the Inktomi Search Engine and maintain the Database and the Powerize Databases. Powerize, at its own expense, shall create the Interface to the Inktomi Search Engine for the Site, and shall provide all disk storage, server capacity and other hardware and software required to run and maintain the Site and the Interface, and to serve advertisements on the Interface. Inktomi shall provide reasonable assistance (through telephone, e-mail, the Web, or fax) to Powerize during regular business hours regarding development of the Interface and integration of the same with the Inktomi Search Engine. Powerize, at its own expense, shall provide all data transmission capacity (bandwidth) required to connect to and receive information from the Inktomi Search Engine.

                  2.2. Test Cluster. During the development period for the Interface, Powerize shall only have access through the Inktomi Data Protocol to a non-production version of the Inktomi Search Engine (the "Test Cluster"). Upon completion of the Interface and all desired testing against the Test Cluster, Powerize shall present the Interface to Inktomi for review and testing against the production version of the Inktomi Search Engine. Inktomi shall promptly notify Powerize of any problems or issues discovered by Inktomi regarding the Interface. Once cleared by Inktomi, Inktomi shall provide access to Powerize to the production version of the Inktomi Search Engine. Powerize may run reasonable tests against the Test Cluster and the production version of the Inktomi Search Engine, provided however that Powerize may not conduct any load testing (prior to commercial launch of its search service) without the prior consent of Inktomi. Load testing as used herein means the generation and delivery of more than five queries per second. There shall be no service fee payable by Powerize for queries run against the Test Cluster.

                  2.3. Inktomi Data Protocol. Promptly following execution of this Agreement, Inktomi shall provide the Inktomi Data Protocol and the Interface Construction Tools to Powerize. Inktomi grants to Powerize a nontransferable, nonexclusive license during the Term to use the Inktomi Data Protocol and the Interface Construction Tools solely to create and maintain the Interface to the Inktomi Search Engine for the Site.

                  2.4. Other Services. Upon request, and provided that Powerize is current with service fees due under this Agreement, Inktomi may provide additional services beyond the services set forth herein. Any such additional service shall be mutually agreed by the parties and set forth in written work authorizations signed by both parties, shall be provided at Inktomi's then applicable consulting rates and charges, and shall be deemed rendered pursuant to and in accordance with the terms of this Agreement. Work authorizations, if any, issued under this Agreement shall be sequentially numbered.

CONFIDENTIAL TREATMENT REQUESTED
Brackets have been used to identify information which has been omitted from this exhibit pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

                  2.5. Inktomi Technology. As between Powerize and Inktomi, Powerize acknowledges that Inktomi owns all right, title and interest in and to the Inktomi Technology (except for any software licensed by third parties to Inktomi), and that Powerize shall not acquire any right, title, and interest in or to the Inktomi Technology, except as expressly set forth in this Agreement. Powerize shall not modify, adapt, translate, prepare derivative works from, decompile, reverse engineer, disassemble or otherwise attempt to derive source code from any Inktomi software or documentation. Powerize will not remove, obscure, or alter Inktomi's copyright notice, trademarks, or other proprietary rights notices affixed to or contained within any Inktomi software or documentation.

                  2.6. Interface. As between Inktomi and Powerize, Inktomi acknowledges that Powerize owns all right, title and interest, including without limitation all Intellectual Property Rights, in and to the Interface (except for any software licensed by third parties to Powerize and except for editorial content regarding the use and functionality of the Inktomi Search Engine provided by Inktomi to Powerize for incorporation into the Site, which content shall be and remain Inktomi Technology), and that Inktomi shall not acquire any right, title or interest in or to the Interface, except as expressly set forth in this Agreement.

2.7. Nonexclusive Services. Powerize understands that Inktomi will provide the Services on a nonexclusive basis. Powerize acknowledges that Inktomi has customized and provided, and will continue to customize and provide, its software and technology to other parties for use in connection with a variety of applications, including search engine applications. Nothing in this Agreement will be deemed to limit or restrict Inktomi from customizing and providing its software and technology to other parties for any purpose, including in connection with search engine applications, or in any way affect the rights granted to such other parties. Inktomi reserves the right to notify other customers of the signing of this Agreement, but agrees not to provide such notice earlier than two weeks before a public announcement by Powerize of its business relationship with Inktomi or two weeks before commercial launch of its search service, whichever is later.

                  2.8 Distribution Rights. Powerize may make the Results Sets available to end-users of third party Web sites subject to the provisions of this Section and all other terms and conditions of this Agreement. Customer may make the Results Sets available only in connection with the distribution of Powerize's search services to such third party sites and may not resell or distribute the Inktomi Services. No Inktomi Technology may be provided to such sites, and, unless otherwise agreed in writing by Inktomi, the Results Sets shall be made available only through Powerize servers or similar means which prevent direct access to the Inktomi Search Engine by such third party end users. Powerize will provide such services only pursuant to a written agreement which is at least as protective of the Inktomi Technology as the terms of this Agreement and which contains a disclaimer of all warranties and limitations of liability on behalf of Inktomi. Powerize will notify Inktomi at the end of each quarter of the distribution relationships it has entered into during such quarter.

         3.       Attribution; Trademark License.
                  -------------------------------

                  3.1. Attribution. All Search Pages and Results Pages shall conspicuously display an icon to be provided by Inktomi (the "Inktomi Icon") that indicates that Inktomi's technology is being used. The Inktomi Icon shall measure at least 50 x 160 pixels and shall provide a link to a page of Inktomi's choice on Inktomi's Web site located at www.inktomi.com. The Inktomi Icon shall be visible "above the fold" (that is, visible when the applicable Web page is loaded by a browser displaying an active region of 650 x 320 pixels).

                  3.2. Trademark License. Inktomi hereby grants Powerize a nontransferable, nonexclusive license under Inktomi's trademarks during the Term to display the Inktomi Icon on the Site.

CONFIDENTIAL TREATMENT REQUESTED
Brackets have been used to identify information which has been omitted from this exhibit pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

Powerize hereby grants to Inktomi a nontransferable, nonexclusive license under Powerize's trademarks during the Term to advertise that Powerize is using Inktomi's services. Promptly following the Effective Date, each party will provide to the other party its trademark usage guidelines, as such guidelines may be amended from time to time. All uses of trademarks as set forth above shall be in accordance with such guidelines. For uses outside of such guidelines, a party will submit all materials of any kind containing the other party's nonconforming trademarks to the other party before release to the public for inspection, and such other party will have the right to approve or disapprove such material prior to its distribution. Except as set forth in this Section, nothing in this Agreement shall grant or shall be deemed to grant to one party any right, title or interest in or to the other party's trademarks. All use of Powerize trademarks by Inktomi shall inure to the benefit of Powerize, and all use of Inktomi trademarks by Powerize shall inure to the benefit of Inktomi. At no time during or after the term of this Agreement shall one party challenge or assist others to challenge the trademarks of the other party (except to the extent such restriction is prohibited by applicable law) or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to those of the other party.

         4.       Warranties and Disclaimer.
                  --------------------------

                  4.1. Inktomi Warranties. Inktomi warrants that (i) it has full power and authority to enter into this Agreement, (ii) it has not previously and will not grant any rights in the Inktomi Technology to any third party that are inconsistent with the rights granted to Powerize hereunder, and (iii) throughout the Term, the Inktomi Technology and the Services provided for Powerize shall be free of material errors and defects and shall perform substantially in accordance with the performance criteria set forth on Exhibit A. Inktomi does not warrant that the Services will meet all of Powerize's requirements or that performance of the Services will be uninterrupted or error-free. INKTOMI MAKES NO OTHER WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR USE, AND NONINFRINGEMENT. IN PARTICULAR, INKTOMI MAKES NO WARRANTIES WHATSOEVER REGARDING THE NATURE OF THE MATERIAL CONTAINED IN THE DATABASE AND TO THE MAXIMUM EXTENT PERMITTED BY LAW DISCLAIMS ANY RESPONSIBILITY OR LIABILITY FOR SUCH MATERIAL.

                  4.2. Inktomi Obligations. Inktomi's sole obligation under the foregoing warranties is to use its reasonable best efforts to correct any portion of the Inktomi Technology or its business practices that does not meet the foregoing warranties within a reasonable period of time, and if Inktomi fails to do so, then Powerize shall have the right to immediately terminate this Agreement and receive as a sole remedy a refund of all amounts paid by Powerize applicable to Services to be rendered following the date of such termination.

                  4.3. Powerize Warranties. Powerize warrants that (i) it has full power and authority to enter into this Agreement, (ii) it will seek all necessary governmental approvals required to effectuate this Agreement, and
(iii) it shall perform the online services provided by Powerize through the Site in accordance with all federal, state and local laws, including all professional registration requirements related thereto. POWERIZE MAKES NO OTHER WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR USE, AND NONINFRINGEMENT.

         5. End-User Support. Powerize, at its own expense shall provide first level Powerize support services to end-users of the Site. Inktomi, at its own expense, shall provide second level technical support services to Powerize regarding the operation of the Inktomi Search Engine. Such support services will be provided as set forth on Exhibit B.

CONFIDENTIAL TREATMENT REQUESTED
Brackets have been used to identify information which has been omitted from this exhibit pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

         6.       Payments.
                  ---------

                  6.1. Service Fees. Powerize shall pay Inktomi service fees in the amount and on terms specified on Exhibit C attached hereto.

                  6.2. Records. Powerize shall keep complete and accurate records pertaining to the number of Results Sets served from a cache controlled or maintained by Powerize. Such records shall be maintained for a two-year period following the year in which any payments pertaining to such revenue were due. Inktomi shall have the right to examine Powerize's records from time to time but no more than once every six (6) months to determine the correctness of any payment made under this Agreement. Such examination shall be conducted at reasonable times during Powerize's normal business hours and upon at least ten
(10) business days' advance notice and in a manner so as not to interfere unreasonably with the conduct of Powerize's business. If any such examination indicates that Powerize has underpaid by more than five percent (5%) of the aggregate payments due for the period subject to such examination, Powerize shall reimburse Inktomi for reasonable costs of such examination.

                  6.3. Taxes. Powerize shall be responsible for all sales taxes, use taxes, withholding taxes, value added taxes and any other similar taxes imposed by any federal, state, provincial or local governmental entity on the transactions contemplated by this Agreement, excluding taxes based upon Inktomi's net income. When Inktomi has the legal obligation to pay or collect such taxes, the appropriate amount shall be invoiced to and paid by Powerize unless Powerize provides Inktomi with a valid tax exemption certificate authorized by the appropriate taxing authority.

                  6.4. Payment. All fees quoted and payments made hereunder shall be in U.S. Dollars. Powerize shall pay all amounts due under this Agreement to Inktomi at the address indicated at the beginning of this Agreement or such other location as Inktomi designated in writing.

         7.       Confidentiality.
                  ----------------

                  7.1. Definition of Confidential Information. All information and documents disclosed or produced by either party in the course of this Agreement which are disclosed in written form and identified by a marking thereon as proprietary, or oral information which is defined at the time of disclosure, shall be deemed the "Confidential Information" of the disclosing party. Notwithstanding the above, the parties agree that any information (in any form, whether in tangible or intangible) relating to the Inktomi Technology is considered Confidential Information of Inktomi.

                  7.2. Treatment of Confidential Information. Each party agrees to protect the other party's Confidential Information in the same manner as such party protects its own Confidential Information of substantially similar proprietary value, but in no case less than reasonable care. Each party agrees that it will use the Confidential Information of the other party only for the purposes of this Agreement and that it will not divulge, transfer, sell, license, lease, or otherwise disclose or release any such information or documents to third parties, with the exception of (i) its employees or subcontractors who require access to such for purposes of carrying out such party's obligation hereunder and (ii) persons who are employed as auditors by a public accounting firm or by a federal or state agency. Each party will use reasonable efforts to advise any person obtaining Confidential Information that such information is proprietary and to obtain a written agreement obligating such person to maintain the confidentiality of any Confidential Information belonging to the party or its suppliers.

                  7.3. No Other Confidential Information. Neither party shall have any obligation under this Section 7 for information of the other party which the receiving party can substantiate with

CONFIDENTIAL TREATMENT REQUESTED
Brackets have been used to identify information which has been omitted from this exhibit pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

documentary evidence that has been or is (i) developed by the receiving party independently and without the benefit of information disclosed hereunder by the disclosing party; (ii) lawfully obtained by the receiving party from a third party without restriction and without breach of this Agreement; (iii) publicly available without breach of this Agreement; (iv) disclosed without restriction by the disclosing party to a third party; or (v) known to the receiving party prior to its receipt from the disclosing party.

         8.       Indemnification.
                  ----------------

                  8.1. Inktomi Indemnification. Inktomi shall defend and/or settle, and pay damages awarded pursuant to, any third party claim brought against Powerize alleging the software comprising the Inktomi Search Engine improperly includes any third party copyrighted subject matter, third party patented subject matter or third party trade secrets; provided that Powerize promptly notifies Inktomi in writing of any such claim and promptly tenders the control of the defense and settlement of any such claim to Inktomi at Inktomi's expense and with Inktomi's choice of counsel. Powerize shall cooperate with Inktomi, at Inktomi's expense, in defending or settling such claim and Powerize may join in defense with counsel of its choice at its own expense. Inktomi shall not reimburse Powerize for any expenses incurred by Powerize without the prior written approval of Inktomi.

                  8.2. Powerize Indemnification. Powerize shall defend and/or settle, and pay damages awarded pursuant to, any third party claim brought against Inktomi (i) related to the services provided by Powerize through the Site or representations, claims or statements pertaining thereto, and (ii) which, if true, would constitute a breach of any warranty, representation or covenant made by Powerize under Section 4.3 of this Agreement; provided that Inktomi promptly notifies Powerize in writing of any such claim and promptly tenders the control of the defense and settlement of any such claim to Powerize at Powerize's expense and with Powerize's choice of counsel. Inktomi shall cooperate with Powerize, at Powerize's expense, in defending or settling such claim and Inktomi may join in defense with counsel of its choice at its own expense. Powerize shall not reimburse Inktomi for any expenses incurred by Inktomi without the prior written approval of Powerize.

         9. Limitation of Liability. IN NO EVENT WILL THE LIABILITY OF INKTOMI AND ITS LICENSORS AND SUPPLIERS ARISING OUT OF THIS AGREEMENT EXCEED THE NET AMOUNT INKTOMI HAS ACTUALLY RECEIVED FROM POWERIZE UNDER THIS AGREEMENT. INKTOMI AND ITS LICENSORS AND SUPPLIERS SHALL NOT BE LIABLE FOR ANY LOST PROFITS OR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, OR FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING DAMAGES FOR LOST DATA, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, INCLUDING BUT NOT LIMITED TO CONTRACT, PRODUCTS LIABILITY, STRICT LIABILITY AND NEGLIGENCE, AND WHETHER OR NOT IT WAS OR SHOULD HAVE BEEN AWARE OR ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

         10.      Term and Termination.
                  ---------------------

                  10.1. Term. The term of this Agreement (the "Term") shall commence on the Effective Date and shall continue in force for a period of three
(3) years, unless earlier terminated as provided herein.

                  10.2. Termination for Breach. Either party may suspend performance and/or terminate this Agreement if the other party materially breaches any term or condition of this Agreement and fails to cure that breach within thirty (30) days after receiving written notice of the breach.


CONFIDENTIAL TREATMENT REQUESTED
Brackets have been used to identify information which has been omitted from this exhibit pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

                  10.3. Termination due to Warranty. Powerize may terminate this Agreement in accordance with the provisions of Section 4.2.

                  10.4. Termination due to Insolvency. Either party may suspend performance and/or terminate this Agreement if the other party becomes insolvent or makes any assignment for the benefit of creditors or similar transfer evidencing insolvency, or suffers or permits the commencement of any form of insolvency or receivership proceeding, or has any petition under bankruptcy law filed against it, which petition is not dismissed within sixty (60) days of such filing, or has a trustee or receiver appointed for its business or assets or any party thereof.

                  10.5. Effect of Termination. Upon the termination of this Agreement for any reason (i) all license rights granted herein shall terminate,
(ii) Powerize shall immediately pay to Inktomi all amounts due and outstanding as of the date of such termination and (iii) each party shall return to the other party, or destroy and certify the destruction of, all Confidential Information of the other party.

                  10.6. Survival. In the event of any termination or expiration of this Agreement for any reason, Sections 1, 2.5, 2.6, 4, 6, 7, 8, 9, 10 and 11 shall survive termination. Neither party shall be liable to the other party for damages of any sort resulting solely from terminating this Agreement in accordance with its terms.

                  10.7. Remedies. Each party acknowledges that its breach of the confidentiality or service/license restrictions contained herein may cause irreparable harm to the other party, the extent of which would be difficult to ascertain. Accordingly, each party agrees that, in addition to any other remedies to which the other party may be legally entitled, such party shall have the right to seek immediately injunctive relief in the event of a breach of such sections by the other party or any of its officers, employees, consultants or other agents.

         11.      Miscellaneous.
                  --------------

                  11.1. Capacity. Each party warrants that it has full power to enter into and perform this Agreement, and the person signing this Agreement on either party's behalf has been duly authorized and empowered to enter in such agreement. Each party further acknowledges that it has read this Agreement, understands it and agrees to be bound by it. Each party acknowledges that such party has not been induced to enter into such agreements by any representations or statements, oral or written, not expressly contained herein or expressly incorporated by reference.

                  11.2. Notice. Any notice required for or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally,
(ii) by overnight courier upon written verification of receipt, (iii) by telecopy or facsimile transmission when confirmed by telecopier or facsimile transmission report, or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. All notices must be sent to the addresses first described above or to such other address that the receiving party may have provided for the purpose of notice in accordance with this Section.

                  11.3. Assignment. Neither party may assign its rights or delegate its obligations under this Agreement without the other party's prior written consent, except to the surviving entity in a merger or consolidation in which it participates or to a purchaser of all or substantially all of its assets, so long as such surviving entity or purchaser shall expressly assume in writing the performance of all of the terms of this Agreement.

CONFIDENTIAL TREATMENT REQUESTED
Brackets have been used to identify information which has been omitted from this exhibit pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

                  11.4. No Third Party Beneficiaries. All rights and obligations of the parties hereunder are personal to them. This Agreement is not intended to benefit, nor shall it be deemed to give rise to, any rights in any third party.

                  11.5. Governing Law. This Agreement will be governed and construed, to the extent applicable, in accordance with United States law, and otherwise, in accordance with California law, without regard to conflict of law principles. Any dispute or claim arising out of or in connection with this Agreement shall be finally settled by binding arbitration in San Mateo County, California under the Commercial Rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

                  11.6. Independent Contractors. The parties are independent contractors. Neither party shall be deemed to be an employee, agent, partner or legal representative of the other for any purpose and neither shall have any right, power or authority to create any obligation or responsibility on behalf of the other.

                  11.7. Force Majeure. Neither party shall be liable hereunder by reason of any failure or delay in the performance of its obligations hereunder (except for the payment of money) on account of strikes, shortages, riots, insurrection, fires, flood, storm, explosions, earthquakes, telecommunications outages, acts of God, war, governmental action, or any other cause which is beyond the reasonable control of such party.

                  11.8. Compliance with Law. Each party shall be responsible for compliance with all applicable laws, rules and regulations, if any, related to the performance of its obligations under this Agreement.

                  11.9. Waiver. The failure of either party to require performance by the other party of any provision shall not affect the full right to require such performance at any time thereafter; nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself.

                  11.10. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, such provision shall be changed and interpreted so as to best accomplish the objectives of the original provision to the fullest extent allowed by law and the remaining provisions of this Agreement shall remain in full force and effect.

                  11.11. Headings. The section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such paragraph, or in any way affect such agreements.

                  11.12. Counterparts. This Agreement may be executed simultaneously in two or more counterparts and by facsimile, each of which will be considered an original, but all of which together will constitute one and the same instrument.

CONFIDENTIAL TREATMENT REQUESTED
Brackets have been used to identify information which has been omitted from this exhibit pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

                  11.13. Entire Agreement. This Agreement, and the Exhibits hereto, constitute the entire agreement between the parties with respect to the subject matter hereof. This Agreement supersedes, and the terms of this Agreement govern, any other prior or collateral agreements with respect to the subject matter hereof. Any amendments to this Agreement must be in writing and executed by an officer of the parties.

         IN WITNESS WHEREOF, the parties have caused this Information Services Agreement to be signed by their duly authorized representatives.

POWERIZE.COM, INC.                                INKTOMI CORPORATION

By:/s/ Edwin R. Addison                          By:/s/ Jerry Kennelly
   --------------------                             ------------------
Name: Edwin R. Addison                           Name: Jerry Kennelly
     ------------------                               ----------------
Title: CEO                                       Title: CEO
      -----------------                                ---------------
       5/14/99

CONFIDENTIAL TREATMENT REQUESTED
Brackets have been used to identify information which has been omitted from this exhibit pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

                                    EXHIBIT A

                                    SERVICES

Premium Content Search Services:
--------------------------------

         Inktomi will use the Inktomi Search Engine to crawl the Premium Content URL List, download and analyze text and other data (both from information collected through crawling the Premium Content URL List and from Powerize Databases), sort and organize the data, create an index of accessible data, and, after receiving a particular search request from an end user (in the form of a word query), locate material accessible in the Database and the Powerize Databases and present the results of the search to the end user. The functionality and performance criteria applicable to such services are as follows:

         1. Database Capacity. Inktomi will provision sufficient hardware, software and other equipment that can provide query access to a Database containing up to 32,000,000 Documents. The Documents included in the Database shall be compiled by collecting records provided by Powerize to Inktomi from time to time hereunder from the Powerize Databases. Powerize may request additional database capacity, provided however that Powerize shall pay the additional capacity expansion service fees set forth on Exhibit C.

         2. [Indexing. Inktomi will index the content from the Powerize Database and the Premium Content URL List as follows:

                  (a) Inktomi will crawl and index the Web pages associated with the Web sites listed on the Premium Content URL List at least monthly. Inktomi will crawl and index up to 1,000,000 Web pages specified by Powerize (either Web pages in Web sites already on the Premium Content URL List or Web pages in Web sites added to the Premium Content URL List by Powerize) on a weekly basis. Powerize may delete Web sites from the Premium Content URL List by submitting changes to Inktomi, and Inktomi will remove the associated Web pages within two weeks of receipt of such changes.

                  (b) Inktomi will index all records contained in the Powerize Database on a bi-weekly basis. Inktomi will index additional or changed records within one day of receipt from Powerize, up to a maximum quantity of [*].(1)

         3. Queries and Response Time. Inktomi will provision sufficient hardware, software and other equipment to [*] service up to from Powerize and its end users with an average response time of one second or faster measured over daily windows. Specific query functionality shall be as set forth below.

o Ability to search by keyword, file type, domain, document title, modification dates, document contents, depth and metaword

o Ability to search by full text and phrase, and search with Boolean operators (including AND, NOT and OR). Default search, barring user modification at query time by the end user, will be AND.

o                 Search on included object, covering the following objects:
                  Acrobat, java applets, active x controls, audio, plugins, Flash, form, frame, image, script, Shockwave, table, video and


--------
1 Entire bracketed section under review by Inktomi and subject to modification based on Inktomi review of Powerize's requirements.

CONFIDENTIAL TREATMENT REQUESTED
Brackets have been used to identify information which has been omitted from this exhibit pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

         vrml

o        Search on included file type, by file extension
o        Search on specific script language, covering Javascript and Vbscript
o        Limit search to pages containing links to a specified domain
o        Limit search to words in the HTML "title" field
o        Grammatical stemming
o        Search by language
o        Case sensitivity support
o        Pornography filtration
o Ability to selectively control the size of each set of results served (0-10 records, 11-20 records, 21-30 records, 31-50 records, 51-75 records, 76-100 records)

         4. Uptime/Downtime. The Inktomi Search Engine running the Premium Content Search Services will have a minimum uptime operation of [*] over monthly windows. Downtime shall mean any one minute interval in which the Inktomi Search Engine is unable to process search requests.

Production Schedule
-------------------

         Powerize will begin work on constructing the Interface and identifying the Premium Content URL List and the Powerize Database, and Inktomi will begin work on tuning its Search Engine to provide the services set forth herein promptly upon execution of this Agreement. Both parties will use commercially reasonable efforts so that the Premium Search Services are available to Powerize for use in the Site are available within 90 days following the Effective Date.

CONFIDENTIAL TREATMENT REQUESTED
Brackets have been used to identify information which has been omitted from this exhibit pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

                                    EXHIBIT B

                               SUPPORT GUIDELINES

1.       Definitions.

o Hours of Operation. Inktomi will provide Powerize with 7 x 24 support as set forth herein.

o Problem. Any error, bug, or malfunction that makes any feature of the Inktomi Search Engine perform unpredictably or to otherwise become intermittently unavailable, or that causes the Inktomi Search Engine to have a material degradation in response time performance.

o Severe Problem. Any error, bug, or malfunction that causes the Inktomi Search Engine to become inaccessible to Powerize and its Site end users, or that causes any feature of the Inktomi Search Engine to become continuously unavailable.

o Enhancement Request. A request by Powerize to incorporate a new feature or enhance an existing feature of the Inktomi Search Engine.

o Fix. A correction, fix, alteration or workaround that solves a Problem or a Severe Problem.

2. Contact points.

o Powerize Technical Support Personnel. Powerize will designate no more than three Powerize employees as qualified to contact Inktomi for technical support.

o Inktomi Technical Support Personnel. Inktomi will ensure that its Technical Support Personnel are adequately trained to provide technical support to Powerize. Inktomi will provide Powerize with a web interface or an email address (the "Support Address"), as well as an email pager address (the "Support Pager") for contacting the Inktomi Technical Support Personnel. Inktomi may change its designated Technical Support Personnel and executive escalation personnel at its discretion with reasonable notice to Powerize.

3. Support procedures.

o All Problems reported by Powerize Technical Support Personnel to Inktomi must be submitted via web site or email to the Support Address.

o If Powerize believes it is reporting a Severe Problem, Powerize will accompany its email request with a page via the Support Pager.

o Upon receiving a report from Powerize, Inktomi will determine whether the request is a Problem, a Severe Problem, or an Enhancement Request. Inktomi will respond to the request and use reasonable commercial efforts to provide a Fix as described in the support table set forth below.

o Inktomi will use commercially reasonable efforts to inform Powerize Technical Support Personnel of Fixes.

CONFIDENTIAL TREATMENT REQUESTED
Brackets have been used to identify information which has been omitted from this exhibit pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

4. Support levels.

o Powerize will provide technical support to end users of the Sites who email or otherwise contact Powerize directly with questions about the Sites. Powerize will use its commercially reasonable efforts to Fix any Problems without escalation to Inktomi.

o Inktomi will provide the following technical support solely to Powerize Technical Support Personnel:

---------------------------------------------------------------------------------------------------------------------
                           TYPE OF EMAIL      TARGET RESPONSE TIME
RECEIPT OF EMAIL REQUEST   REQUEST            FROM EMAIL RECEIPT       TARGET FIX TIME AND REPORTING
---------------------------------------------------------------------------------------------------------------------
During business hours or                                               Commercially reasonable best efforts with
other times                Problem                  [*]                weekly status reports to Powerize
---------------------------------------------------------------------------------------------------------------------
During the hours
between  6:00 a.m. and                                                 Commercially reasonable best efforts with
9:00 p.m. Pacific time     Severe Problem           [*]                daily status reports to Powerize
---------------------------------------------------------------------------------------------------------------------
                                                                       Commercially reasonable best efforts with
During other times         Severe Problem           [*]                daily status reports to Powerize
---------------------------------------------------------------------------------------------------------------------
During business hours or   Enhancement
other times                Requests                 [*]                At Inktomi's discretion
---------------------------------------------------------------------------------------------------------------------


      (c) In the event Inktomi does not respond to Powerize within the target response time from email receipt set forth above, then Powerize may contact the following Inktomi executive escalation personnel in order:

            Steve Crusenberry       -     Search Engine Technical Operations
            Troy Toman              -     Director of Partner Services
            Alex Edelstein          -     General Manager, Search Business Unit
            Dick Pierce             -     Vice President Marketing
            Dave Peterschmidt       -     CEO


CONFIDENTIAL TREATMENT REQUESTED
Brackets have been used to identify information which has been omitted from this exhibit pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

                                    EXHIBIT C

                                  SERVICE FEES

         1. Information Service Fee. Powerize shall pay Inktomi a base information services fee of [*]. For subsequent years, the base information services fee shall be paid in equal monthly installments on the last day of each month. To the extent that the Term of the Agreement is for a portion of a year, Powerize shall pay Inktomi a monthly information services fee equal to one-twelfth of the annual base information services fee. This fee covers the provisioning and maintenance of the dedicated search service for Powerize.

         2. Capacity Expansion Fee. In addition to fees set forth above, if Powerize explicitly requests database capacity of greater than [*}. For the first year, the capacity expansion fee shall be paid within thirty (30) days following the first day such additional capacity is available. For subsequent years, the capacity expansion fee shall be added to and paid as part of the base information services fee.

         3. Per Query Service Fee. In addition to the fees set forth above, Powerize shall pay Inktomi monthly per-query service fees based on the total number of Results Sets served during the month. During the first twelve (12) months of the Agreement, the initial queries equivalent [*]. Thereafter, the fees equal:

         (A) the total number of Results Sets served during the month divided by the total number of days in such month ("Average Daily Results Sets Served"),

         (B) multiplied and added in accordance with the following graduated schedule

               [*]



         (C) multiplied by the total number of days in such month,

         (D) plus an amount for each Results Sets served during the month containing more than ten records as follows:

CONFIDENTIAL TREATMENT REQUESTED
Brackets have been used to identify information which has been omitted from this exhibit pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

                  Size of Results Set                       Incremental Pricing
                  -------------------                       -------------------
               [*]


         Monthly service fees shall be paid in arrears within thirty (30) calendar days following the end of each month.

         The total per-query service fees payable by Powerize shall not be less [*]

         4. All Services. The service fees set forth above are for all Services provided by Inktomi as set forth on Exhibit A. In the event Inktomi and Powerize mutually agree to modify the specifications on Exhibit A, additional charges may apply.

CONFIDENTIAL TREATMENT REQUESTED
Brackets have been used to identify information which has been omitted from this exhibit pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.